UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF l934

Diamond Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2556965
(State of Incorporation or Organization)	(IRS Employer Identification No.)

600 Montgomery Street San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☑

Securities Act registration statement file number to which this form relates: (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Junior Participating Preferred Stock Purchase Rights

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

Effective as of May 22, 2012, the Rights Agreement, dated as of April 29, 2005 (“Rights Agreement”), as amended by Amendment No. 1 to Rights Agreement, dated as of April 5, 2011, by and between Diamond Foods, Inc., a Delaware corporation (“Diamond”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (“Rights Agent”) was amended pursuant to Amendment No. 2 to the Rights Agreement (“Amendment”). The Amendment made the provisions of the Rights Agreement inapplicable to the transactions contemplated by that certain Securities Purchase Agreement (“Purchase Agreement”) dated as of May 22, 2012, by and between Diamond and OCM PF/FF Adamantine Holdings, Ltd. (“Oaktree”), and to Oaktree, provided that the aggregate ownership of Diamond securities by Oaktree and its affiliates do not exceed 30%.

The foregoing summary description of the amendment is qualified in its entirety by reference to the full text of the amendment, a copy of which has been filed as Exhibit 4.1 to Diamond’s Current Report on Form 8-K filed on May 23, 2012 and which is incorporated by reference herein. Documents filed by Diamond with the Securities and Exchange Commission (“SEC”), including the Rights Agreement, can be obtained free of charge from the SEC’s website at www.sec.gov, or from Diamond upon written request to Bob Philipps, Vice President, Investor Relations and Treasury, Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111 or by calling (415) 445-7426.

Item 2.	Exhibits.

The following exhibits are incorporated herein by reference:

Exhibit	Description
4.1	Amendment No. 2 to Rights Agreement, dated as of May 22, 2012 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on May 23, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DIAMOND FOODS, INC.

Date: May 30, 2012	By:	/s/ Stephen E. Kim
	Name:	Stephen E. Kim
	Title:	Senior Vice President, General Counsel and Human Resources